CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-233436) and Form S-8 (No. 333-190611 and 333-210336) of BMC Stock Holdings, Inc. of our report dated February 27, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.
/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
February 27, 2020